The Toro Company		Exhibit 99
8111 Lyndale Ave So	Phone: 952-888-8801
Bloomington, MN 55420-1196	Fax: 952-887-8258
Investor Relations		Media Relations	Web Site
Stephen P. Wolfe	Tom Larson	Connie Kotke	www.thetorocompany.com
Vice President, CFO	Assistant Treasurer	Toro Media Relations
(952) 887-8076	(952) 887-8449	(952) 887-8984, pr@toro.com

STRONG FOURTH QUARTER BOOSTS TORO TO ANOTHER RECORD YEAR

2004 Net Earnings Per Diluted Share Total $4.04

Board Doubles Quarterly Dividend to $0.12 Per Common Share

LIVE CONFERENCE CALL
December 8, 10:00 a.m. CT
www.thetorocompany.com/invest

BLOOMINGTON, Minn. (Dec. 8, 2004) – The Toro Company (NYSE: TTC) today reported record net earnings of $102.7 million, or $4.04 per diluted share, on record net sales of $1,652.5 million for the fiscal year ended October 31, 2004. In fiscal 2003, also a record year, the company reported net earnings of $81.6 million, or $3.12 per diluted share, on net sales of $1,496.6 million.

For its fiscal 2004 fourth quarter ended October 31, 2004, Toro reported net earnings of $6.9 million, or $0.28 per diluted share, on net sales of $336.9 million. In the comparable 2003 period, the company reported net earnings of $5.6 million, or $0.21 per diluted share, on net sales of $310.3 million.

Kendrick B. Melrose, The Toro Company Chairman and Chief Executive Officer, said that the company’s fourth quarter and full year performance benefited from generally favorable market conditions that contributed to continued sales growth in most product categories, as well as the earnings leverage from the company’s ongoing profitability improvement and growth initiatives. “Our record sales and profit performance reflects solid growth in each of our business segments. We are extremely pleased to report another strong quarter and record results in a milestone year for our company, marking our 90th year in business,” said Melrose.

Melrose noted that in the first year of a planned three-year initiative to accelerate revenue growth and further improve after-tax profit, Toro exceeded both goals. “Our after-tax profit margin increased to 6.2% in fiscal 2004 on a 10.4% increase in net sales, exceeding the targets of our ‘6+8’ continuous improvement program,” said Melrose. “While the company benefited from

A significant contributor to the revenue growth for the year was an 18.1% increase in the international business. This increase gives support to the long-term strategy to build this part of Toro’s business to better balance our portfolio. The company also generated record cash flow from operating activities in fiscal 2004, further strengthening its balance sheet and improving overall asset utilization.

“While we remain mindful of the uncertainties in our markets, we are also increasingly confident in our ability to deliver strong results in spite the unplanned challenges we may encounter,” said Melrose. “Recognizing that the company is well-positioned to sustain continued improvement in our financial performance, the Board of Directors voted to double our quarterly dividend to $0.12 per common share, payable Jan. 10, 2005 to shareholders of record on Dec. 20, 2004.”

SEGMENT RESULTS

Segment data is provided in the table following the “Condensed Consolidated Statements of Earnings.”

Professional

Full year net sales for the professional segment totaled $1,028.9 million, up 10.7% compared with fiscal 2003. Segment sales increased in nearly all product categories, although irrigation product sales in the U.S. were lower than expected. Segment earnings for the year were $173.1 million, up 18.0% compared with fiscal 2003.

Compared with the prior year fourth quarter, fiscal 2004 fourth quarter segment sales increased 9.6% to $194.8 million. Earnings for the fourth quarter totaled $18.6 million, up 39.7% from the same period last year. Earnings for the 2003 period included an impairment charge for certain manufacturing equipment that was phased out in the transition to an improved process.

Residential

For the full year, residential segment sales were $554.3 million, up 9.5% compared with fiscal 2003. Most of the increase was attributable to an increase in walk-power mower sales, robust snow thrower demand and expanded retailer placement of electric products. Segment earnings totaled $61.8 million, up 11.4% from fiscal 2003. Full year improvement in this segment was primarily due to expense leveraging and a prior year restructuring charge of $2.2 million.

For the fourth quarter, sales totaled $117.4 million, up 6.4% from the same period last year. Earnings for the fourth quarter totaled $9.1 million, down 1.7% from the 2003 fourth quarter. The decline was primarily due to increased raw material and special consumer product modification costs.

Distribution

For fiscal 2004, distribution segment sales of $152.2 million increased 13.6% compared with fiscal 2003. Distribution segment sales for the fiscal 2004 fourth quarter totaled $40.6 million, up 9.9% compared with the fiscal 2003 period.

Distribution segment earnings totaled $2.2 million for fiscal 2004 and $0.5 million for the fiscal 2004 fourth quarter compared to losses in the corresponding 2003 periods.

REVIEW OF OPERATIONS

For the full year, gross margin improved to 35.9% from 35.8% in fiscal 2003 despite significant increases in steel and other commodity costs. Higher material costs were partially offset by production growth in most categories and the company’s continuing lean manufacturing initiatives. For the fiscal 2004 fourth quarter, gross margin was 34.8% compared to 34.6% in the same period last year.

For fiscal 2004, selling, general and administrative (SG&A) expenses were 25.9% of net sales, compared to 27.2% in 2003. The decrease was primarily from better management of SG&A, over higher sales volumes, and lower warranty and warehousing expenses. SG&A expenses for the fourth quarter were 30.7% of net sales compared to 31.4% of net sales in the same period last year.

Interest expense for the full year declined approximately $0.8 million compared with 2003 as a result of lower average borrowing levels over the course of the year and the use of earnings to retire debt.

Net inventories as of the end of this fiscal year were $227.2 million, down $1.7 million from $228.9 million as of the end of fiscal 2003. Net receivables as of the end of fiscal 2004 totaled $285.7 million, up only 2% from $280.1 million as of the end of last year despite the 8.6% increase in fourth quarter net sales.

The company generated $185.1 million in cash from operating activities during fiscal 2004, up 56.1% from $118.6 million last year. During fiscal 2004, the company spent $169.8 million to repurchase 2.6 million of its common shares. Cash and cash equivalents as of the end of fiscal 2004 totaled $90.8 million compared with $110.3 million as of the end of fiscal 2003.

BUSINESS OUTLOOK

“Our employees have enthusiastically embraced our ‘6+8’ profitability improvement initiative,” said Melrose. “Once again, their commitment and performance delivered outstanding results, as was evident in the solid fourth quarter performance. Our industry’s outlook continues to be favorable, and we expect the continuing economic recovery will once again boost demand, providing Toro another opportunity to build market share and continue strong revenue growth.”

Commenting on the outlook for fiscal 2005, Melrose said the company expects to encounter additional commodity cost pressures and a continued slow pace for new golf course construction. In addition, the company plans to invest more aggressively in innovation and technology, product development, process improvement and overall business and brand development. “There are clearly some uncertainties ahead, but we are now more effective at anticipating and managing through them while delivering steadily improving financial performance for our shareholders,” said Melrose. “Our ongoing profitability improvement and revenue growth initiatives position us well for another excellent year in sales and earnings.”

For fiscal 2005, Toro currently expects to deliver earnings per diluted share growth of 12 to 15% on sales growth of 7 to 9%. For its fiscal first quarter, typically the smallest revenue period, Toro expects to report diluted earnings per share of $0.38 to $0.43.

The Toro Company is a leading worldwide provider of outdoor maintenance and beautification products for home, recreation and commercial landscapes.

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on December 8, 2004. The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest. Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties facing the company’s overall financial position at the present include the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; slow growth rate in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; our ability to achieve the goals for the “6+8” growth and profit improvement initiative which is intended to improve our revenue growth and after-tax return on sales; the company’s ability to achieve sales and earnings per share growth in fiscal 2005; ability of management to manage around unplanned events; unforeseen product quality problems in the development and production of new and existing products; potential issues with moving production between facilities; fluctuations in the cost and availability of raw materials, including steel; rising cost of transportation; level of growth in the golf market; increased dependence on The Home Depot as a customer for the residential segment; reduced government spending for grounds maintenance equipment due to reduced tax revenue and tighter government budgets; increased competition; elimination of shelf space for our products at retailers; financial viability of distributors and dealers; market acceptance of existing and new products; unforeseen inventory adjustments or changes in purchasing patterns by our customers; the impact of abnormal weather patterns; and the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition. In addition to the factors set forth in this paragraph, market, economic, financial, competitive, weather, production and other factors identified in Toro’s quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this statement.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)

(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
	2004	2003	2004	2003
Net sales	$336,864	$310,262	$1,652,508	$1,496,588
Gross profit	117,379	107,296	593,070	535,459
Gross profit percent	34.8%	34.6%	35.9%	35.8%
Selling, general, and administrative expense	103,583	97,295	428,527	406,639
Restructuring and other (income) expense	(368)	350	(682)	1,826

Earnings from operations	14,164	9,651	165,225	126,994
Interest Expense	(4,046)	(3,721)	(15,523)	(16,285)
Other income, net	224	1,562	3,531	10,209

Earnings before income taxes	10,342	7,492	153,233	120,918
Provision for income taxes	3,413	1,868	50,567	39,298

Net earnings	$6,929	$5,624	$102,666	$81,620

Basic net earnings per share	$0.30	$0.22	$4.21	$3.26

Diluted net earnings per share	$0.28	$0.21	$4.04	$3.12

Weighted average number of shares of common stock outstanding – Basic	23,383	24,997	24,364	24,998
Weighted average number of shares of common stock outstanding – Dilutive	24,421	26,345	25,383	26,149

THE TORO COMPANY AND SUBSIDIARIES

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Net Sales	2004	2003	2004	2003
Professional	$194,811	$177,763	$1,028,941	$929,434
Residential	117,382	110,289	554,334	506,466
Distribution	40,627	36,970	152,234	133,957
Other	(15,956)	(14,760)	(83,001)	(73,269)

Total *	$336,864	$310,262	$1,652,508	$1,496,588

* Includes international sales of	$73,074	$58,847	$341,360	$288,998

Earnings (Loss) Before Income Taxes by Segment (Unaudited)
(Dollars in thousands)

	Three Months Ended		Fiscal Years Ended
	October 31,	October 31,	October 31,	October 31,
Segment Earnings (Loss)	2004	2003	2004	2003
Professional[1]	$18,632	$13,341	$173,111	$146,756
Residential[2]	9,086	9,245	61,777	55,460
Distribution	518	(82)	2,203	(505)
Other	(17,894)	(15,012)	(83,858)	(80,793)

Total	$10,342	$7,492	$153,233	$120,918

1 Includes restructuring and other income of $499 thousand and $551 thousand for the three-month period and fiscal year ended October 31, 2004, respectively. Includes restructuring and other income of $273 thousand and $358 thousand for the three-month period and fiscal year ended October 31, 2003, respectively.
2 Includes restructuring and other expense (income) of $131 thousand and $(131) thousand for the three-month period and fiscal year ended October 31, 2004, respectively. Includes restructuring and other expense of $623 thousand and $2,184 thousand for the three-month period and fiscal year ended October 31, 2003, respectively.

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	October 31,	October 31,
	2004	2003
ASSETS
Cash and cash equivalents	$90,756	$110,287
Receivables, net	285,736	280,124
Inventories, net	227,200	228,909
Prepaid expenses and other current assets	16,931	12,484
Deferred income taxes	44,552	42,111
Total current assets	665,175	673,915

Property, plant, and equipment, net	164,665	159,116
Deferred income taxes	—	1,181
Goodwill and other assets, net	98,907	93,220
Total assets	$928,747	$927,432

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current portion of long-term debt	$45	$3,830
Short-term debt	1,099	2,138
Accounts payable	87,147	73,976
Accrued liabilities	252,484	223,192

Total current liabilities	340,775	303,136

Long-term debt, less current portion	175,046	175,091
Long-term deferred income taxes	3,837	—
Deferred revenue and other long-term liabilities	13,475	12,003
Stockholders’ equity	395,614	437,202

Total liabilities and stockholders’ equity	$928,747	$927,432

THE TORO COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Fiscal Years Ended
	October 31,	October 31,
	2004	2003
Cash flows from operating activities:
Net earnings	$102,666	$81,620
Adjustments to reconcile net earnings to net cash provided by operating activities:
Non-cash asset impairment (recovery) write-off	(726)	6,814
Equity losses from an investment	781	—
Provision for depreciation and amortization	36,093	34,136
(Gain) loss on disposal of property, plant, and equipment	(216)	259
Decrease in deferred income taxes	2,758	137
Tax benefits related to employee stock option transactions	9,857	2,642
Changes in operating assets and liabilities:
Receivables, net	(10,717)	(27,953)
Inventories, net	(310)	3,746
Prepaid expenses and other assets	(4,392)	(1,901)
Accounts payable, accrued expenses, and deferred revenue	49,354	19,126

Net cash provided by operating activities	185,148	118,626

Cash flows from investing activities:
Purchases of property, plant, and equipment	(40,812)	(43,265)
Proceeds from disposals of property, plant, and equipment	2,098	1,702
(Increase) decrease in investment in affiliates	(1,278)	1,000
Decrease in other assets	1,118	308
Proceeds from sale of business	578	1,016
Acquisition, net of cash acquired	—	(1,244)
Net cash used in investing activities	(38,296)	(40,483)

Cash flows from financing activities:
(Decrease) increase in short-term debt	(1,039)	883
Repayments of long-term debt	(3,830)	(15,846)
Proceeds from exercise of stock options	14,307	8,923
Purchases of common stock	(169,821)	(18,726)
Dividends on common stock	(5,839)	(6,005)
Net cash used in financing activities	(166,222)	(30,771)

Effect of exchange rates on cash	(161)	99

Net (decrease) increase in cash and cash equivalents	(19,531)	47,471
Cash and cash equivalents as of the beginning of the fiscal year	110,287	62,816

Cash and cash equivalents as of the end of the fiscal year	$90,756	$110,287